                                                         EXHIBIT NO. 99.5
                                                         (8/88 Amended Version)



                         INVESTMENT ADVISORY AGREEMENT



INVESTMENT ADVISORY AGREEMENT, dated this 10th day of August, 1988, by and between MFS GOVERNMENT PREMIUM ACCOUNT, a Massachusetts business trust (the "Account"), and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation (the "Adviser").

                                  WITNESSETH:

WHEREAS, the Account is engaged in business as an open-end investment company registered under the Investment Company Act of 1940; and

WHEREAS, the Adviser is willing to provide business services to the Account on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1. Duties of the Adviser. The Adviser shall provide the Account with such investment advice and supervision as the latter may from time to time consider necessary for the proper supervision of its Accounts. The Adviser shall act as Adviser to the Account and as such shall furnish continuously an investment program for each series of the Account and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Account shall be held uninvested, subject always to the restrictions of its Declaration of Trust, March 11, 1985, and By-Laws, each as amended from time to time (respectively, the "Declaration" and the "By-Laws"), to the provisions of the Investment Company Act of 1940 and the Rules, Regulations and orders thereunder and to the Account's then-current Prospectus. The Adviser shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Account's portfolio securities shall be exercised. Should the Trustees at any time, however, make any definite determination as to investment policy and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination shall be revoked. The Adviser shall take, on behalf of the Account, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Account's account with brokers or dealers selected by it, and to that end the Adviser is authorized as the agent of the Account to give instructions to the

Custodian of the Account as to  deliveries  of  securities  and payments of cash for the account of the Account. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed to seek for the Account execution at the most reasonable price by responsible brokerage firms at reasonably competitive commission rates. In fulfilling this requirement the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise, solely by reason of its having caused the Account to pay a broker or dealer an amount of commission for effecting a securities transaction, if the Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Account and to other clients of the Adviser as to which the Adviser exercises investment discretion.

         2. Allocation of Charges and Expenses. The Adviser shall furnish at its own expense investment advisory and administrative services, office space, equipment and clerical personnel necessary for servicing the investments of the Account and maintaining the Account's organization, and investment advisory facilities and executive and supervisory personnel for managing the investments and effecting the portfolio transactions of the Account. The Adviser shall arrange, if desired by the Account, for Directors, officers and employees of the Adviser to serve as Trustees, officers or agents of the Account if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law. It is understood that the Account will pay all of its own expenses including, without limitation, compensation of Trustees not "affiliated" with the Adviser; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Account; fees and expenses of independent auditors, of legal counsel and of any transfer agent, registrar or dividend disbursing agent of the Account; expenses of repurchasing and redeeming shares and servicing shareholder accounts; expenses of preparing, printing and mailing stock certificates, shareholder reports, notices, proxy statements and reports to governmental officers and commissions; brokerage and other expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the custodian for all services to the Account, including safekeeping of Accounts and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Account; expenses of shareholders' meetings; and expenses relating to the issuance, registration and qualification of shares of the Account and the preparation, printing and mailing of prospectuses for such purposes (except to the extent that any Distribution Agreement to which the Account is a party provides that another party is to pay some or all of such expenses).

         3. Compensation of the Adviser. For the services to be rendered and the facilities to be furnished provide in Article 1 and 2 above, the Account shall pay to the Adviser an investment advisory fee computed and paid monthly at a rate equal to 0.38% of the Account's average daily net assets plus 5.36% of the Account's gross income (i.e., income other than from the sale of securities, short-term gains from options and futures transactions and premium income from options written), in each case on an annualized basis for the Account's then-current fiscal year. If the Adviser shall serve for less than the whole of any period specified in this Article 3, the compensation to the Adviser shall be prorated.

         4. Covenants of the Adviser. The Adviser agrees that it will not deal with itself, or with the Trustees of the Account or the underwriter as principals in making purchases or sales of securities or other property for the Account of the Fund, will not take a long or short position in the shares of the Account except as permitted by the Declaration, and will comply with all other provisions of the Declaration and By-Laws relative to the Adviser and its directors and officers.

         5. Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Account, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its duties and obligations hereunder. As used in this Section 5, the term "Adviser" shall include Directors, officers and employees of the Adviser as well as that corporation itself.

         6. Activities of the Adviser. The services of the Adviser to the Account are not deemed to be exclusive, the Adviser being free to render services to others. It is understood that Trustees, officers and shareholders of the Account are or may be or become interested in the Adviser, as Directors, officers, employees, or otherwise and that Directors, officers and employees of the Adviser are or may become similarly interested in the Account, and that the Adviser may be or become interested in the Account as a shareholder or otherwise.

         7. Duration, Termination and Amendment of this Agreement. This Agreement shall become effective on the date first above written and shall govern the relations between the parties hereto thereafter, and shall remain in force until March 31, 1989 on which date it will terminate unless its continuance after March 31, 1989 is "specifically approved at least annually"
(i) by the vote of a majority of the Trustees of the Account who are not "interested persons" of the Account or of the Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Board of Trustees of the Account, or by "vote of a majority of the outstanding voting securities" of the Account. The aforesaid requirement that the continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations thereunder.

This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by "vote of a majority of the outstanding voting securities" of the Account, or by the Adviser, in each case on not more than sixty days' nor less than thirty days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment".

This Agreement may be amended only if such amendment is approved by "vote of a majority of the outstanding voting securities" of the Account. The terms "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested person", shall have the respective meanings specified when used in this Agreement, and shall be construed in a manner consistent with, the Investment Company Act of 1940 and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, and their respective seals to be hereto affixed, all as of the day and year first written above. The undersigned Trustee of the Account has executed this Agreement not individually, but as Trustee under the Declaration and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Account, individually, but bind only the trust estate.


                                       MFS GOVERNMENT PREMIUM ACCOUNT




                                       By:      RICHARD B. BAILEY
                                                Richard B. Bailey
                                                Chairman and Trustee



                                       MASSACHUSETTS FINANCIAL SERVICES COMPANY




                                       By:      A. KEITH BRODKIN
                                                A. Keith Brodkin
                                                President